EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

For Immediate Release

Capitol Bancorp Limited Announces Commencement of
Offer to Exchange Its Trust Preferred Securities

LANSING, Mich., and PHOENIX, Ariz.: June 4, 2010: Capitol Bancorp Limited (“Capitol”) (NYSE: CBC) announced today the commencement of an offer to exchange (the “Exchange Offer”) up to 2,908,200 shares of its common stock, no par value per share, for any and all of its outstanding 10.50% trust preferred securities (the “Trust Preferred Securities”) of Capitol Trust XII, a statutory trust formed under the laws of the State of Delaware.  The offer commenced on May 28, 2010.

The Exchange Offer represents an efficient opportunity to strengthen the composition of Capitol’s capital base by increasing its Tier 1 common and tangible common equity ratios, while also reducing the dividend and interest expense associated with the debt securities. By increasing its common equity component, Capitol expects to have increased capital flexibility to take advantage of market opportunities and implement its long-term strategies.

For each $10.00 liquidation amount of the Trust Preferred Securities Capitol accepts in the Exchange Offer, Capitol will issue 2 shares of its common stock.  No accrued and unpaid interest owed by Capitol with respect to the Trust Preferred Securities will be paid to holders who tender any Trust Preferred Securities in the Exchange Offer.

Capitol will issue no more than 2,908,200 shares of its common stock in the Exchange Offer.  The complete terms and conditions of the Exchange Offer are set forth in the Offering Memorandum and Letter of Transmittal for the Exchange Offer (the “Exchange Offer Documents”), which are being sent separately to holders of the Trust Preferred Securities. The description of the Exchange Offer in this press release is only a summary and is qualified in its entirety by reference to the relevant Exchange Offer Documents. Holders are urged to read the Exchange Offer Documents for the relevant Exchange Offer carefully. Holders may obtain the relevant Exchange Offer Documents by contacting Capitol.

Keefe, Bruyette & Woods, Inc. is acting as Capitol’s financial advisor in connection with the Exchange Offer. KBW has not been retained to, and will not, solicit acceptances of the Exchange Offer or make any recommendations to holders with respect thereto. Honigman Miller Schwartz and Cohn LLP has provided Capitol with legal advice in connection with the Exchange Offer.

The Exchange Offer will expire at 11:59 p.m., Lansing, Michigan time on June 25, 2010, unless extended or terminated early.

The Exchange Offer is being made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act. This press release is for informational purposes only and neither an offer to purchase nor a solicitation to buy any of the common stock and/or the Trust Preferred Securities issued by Capitol Trust XII, nor is it a solicitation for acceptance of the Exchange Offer. Capitol is making the Exchange Offer only by, and pursuant to the terms of, the relevant Exchange Offer Documents. The Exchange Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Capitol, its financial or legal advisors, the trustees of Capitol Trust XII, the exchange agent or any of their respective affiliates is making any recommendation as to whether holders should tender their Trust Preferred Securities in connection with the Exchange Offer.

This press release contains forward-looking statements, including statements about Capitol’s financial condition, results of operations, long-term growth strategies, and the completion and effect of the Exchange Offer. These statements are not historical facts but instead represent only Capitol’s current beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of Capitol’s control. Capitol’s actual results and financial condition, as well as the effect of the Exchange Offer, may differ, possibly materially, from those indicated in these forward-looking statements. For a discussion of the factors that could cause actual results to differ materially from those described in the forward-looking statements, consult Capitol’s Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent filings with the Securities and Exchange Commission available on the Securities and Exchange Commission’s website (www.sec.gov), as well as the Exchange Offer Documents for the Exchange Offer.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $5.1 billion national community bank development company, with a network of banks in 16 states.  Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.